Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-108835 and 333-166788) and Form S-3 (No. 333-204039) of CNO Financial Group, Inc. of our report dated February 21 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 21, 2017 relating to the financial statement schedules, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana
February 19, 2016